FOR IMMEDIATE RELEASE

Spectrum Sciences & Software Holdings Corp. Reports Second Quarter and First Half 2006 Financial Results

FALLS CHURCH, VA – August 15, 2006 – Spectrum Sciences & Software Holdings Corp. (OTCBB: SPSC.OB) today announced financial results for its second quarter and first six months of the year ending June 30, 2006.

Second Quarter 2006 Results

Second quarter 2006 revenue was $6.2 million, a decrease of 10 percent over second quarter 2005 revenue of $6.9 million. The quarter-over-quarter revenue decrease was primarily driven by a $1.7 million decrease in the company’s material procurement revenue, partially offset by an increase of $0.5 million in procurement services revenue, as well as a 100 percent increase in the company’s repair and overhaul business to $0.7 million in revenue.

Results for the three month period ending June 30, 2005 include two months of operations for Horne Engineering Services (Horne), and a full three months of operations for the company’s two other subsidiaries: Spectrum Sciences & Software, Inc. (SSSI), and Coast Engine and Equipment Company (CEECO).

Results for the second quarter of 2005 and 2006 do not include M&M Engineering, Ltd. (M&M), which was sold by Spectrum Holdings on June 21, 2006. M&M operations and the loss of approximately $2.1 million on the sale of M&M are now included under discontinued operations in the company’s financial statements.

Spectrum Holdings’ gross margin increased during the second quarter of 2006 by 14 percent to $0.9 million, from $0.8 million in the second quarter of 2005. Gross margin improvement is attributable to a change in the company’s procurement services segment revenue mix, and a slight improvement in performance on contracts for design construction and munitions support.

Losses from continuing operations increased during the second quarter of 2006 to $2.2 million, over losses from continuing operations in the year-ago period of $1.5 million, as a result of management and business development staffing expenses incurred across the business, offset by a reduction in stock option expense recorded in the second quarter of 2005.

The company recorded a net loss of $4.6 million in the second quarter of 2006, or ($0.10) per share, over a net loss of $1.1 million, or ($0.03) per share, in the second quarter of 2005. These results are primarily attributable to the $2.1 million loss on the sale of the M&M subsidiary, and $0.8 million in amortization of intangibles associated with the acquisition of Horne.

Strong Cash Position

Spectrum Holdings ended the second quarter of 2006 with $4.3 million in cash and cash equivalents, and up to $6 million in available financing through the company’s existing credit facilities.

Second Quarter Highlights

Business highlights during Spectrum Holdings’ second quarter included:

• Closed on the sale of the Canadian-based M&M subsidiary which added approximately $6.2 million in cash to the company.

•	Appointed defense and homeland security expert LTG (Ret) Charles S. Mahan,

Jr., as president and chief executive officer of the Horne Engineering Service subsidiary.

• Added two new board members, L. Kenneth Johnson and John A. Moore, Jr., both of whom served in the executive management ranks of large, publicly traded government services companies.

• Announced a special meeting of stockholders to be held August 31, 2006, to            amend the company’s articles of incorporation for the purpose of changing the company’s name to Horne International, Inc.

Executive Comments

Commenting on Spectrum Holdings’ results, Chairman and CEO Darryl K. Horne, said, “Despite disappointing top-line growth, which was largely driven by a drop in lower margin material procurement revenue, our plan for long-term growth remains on track. During the quarter, we made meaningful progress in strengthening our business to grow the government services business over the longer term. We added substantial depth in the business development ranks of our company, and continued to work with an increasingly diverse set of government customers, including additional work with the Department of Homeland Security.

“We also took a very important step toward stemming confusion and unifying the company’s brand in the marketplace by announcing plans to change the company name to Horne International, Inc. This allows us to go to market under one banner, leveraging Horne’s more than 15 years of experience in the government market.”

Michael M. Megless, Spectrum Holdings’ chief financial officer said, “During the second quarter we delivered on our planned initiative to shed non-strategic assets by selling the M&M business. In addition to adding cash to our balance sheet, this also enables the company to focus squarely on the important near-term challenge of adding new business in the second half of 2006.

In order to meet our previously stated financial guidance of $41-63 million in revenue for the year, over the second half of the year we are dependent upon the award and timely startup of some of the large contracts we have been vigorously pursuing, as well as opportunities for additional material procurement revenue. Over the past 15 years of successful operation in the government contracting sector, we have faced and successfully conquered challenges such as this. We believe that recent operational improvements, efforts to identify process efficiencies, and our business development efforts will fortify our long term top and bottom line, and we are committed to generating shareholder value in the second half of our 2006.”

First Six Months of 2006

Revenue for the first six months ending June 30, 2006, was $19 million, compared to $8.7 million for the same period in 2005. This 119 percent increase is primarily a result of the acquisitions that occurred during the first half of 2005.

During the first six months of 2005, the revenue reported for the company includes a full six months of operations for SSSI, four months for CEECO, and two months for Horne.
Operational results for 2005 and 2006 do not include M&M, which are now included under discontinued operations in the company’s financial statements.

For the first half of 2006, gross margin as a percentage of revenue decreased by .7 percent, on a period-over-period basis, from 13.4 percent to 12.7 percent of revenue, as a result of the company’s procurement services segment revenue mix.

The company’s loss from continuing operations narrowed to ($2.4) million during the six months ended June 30, 2006, as compared to ($3.1) million in the same period in 2005.  This improvement is due to increased gross profit and a reduction in stock option expense, offset by the amortization of intangibles associated with the Horne acquisition and increased management and business development expenses.

Net loss for the first six months of 2006 was $5.1 million, or ($0.12) per share, compared to a net loss of $2.8 million, or ($0.07) per share, reported in the first half of 2005. These results are primarily the result of an approximately $2.1 million loss on the sale of the M&M subsidiary, and $0.8 million in amortization of intangibles associated with the acquisition of Horne.

Supplemental Disclosures Regarding Non-GAAP Financial Information

To evaluate the operating performance of its business, Spectrum Sciences & Software Holdings Corp. uses certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating income (loss), and some of which are not, such as adjusted EBITDA less stock option expense. In order to calculate the non-GAAP measure adjusted EBITDA less stock option expense, the company excludes from net income (loss) the financial items that it believes are less integral to the day-to-day operations of its business including non-cash employee/director stock option expense and the impact of discontinued operations. The company considers this measure to be an important indicator of the operational strengths and performance of its businesses, and believes this measurement helps improve the ability to understand the company’s operating performance and evaluate its performance in comparison to comparable periods. However, adjusted EBITDA less stock option expense should be considered in addition to, and not as a substitute for, operating income (loss) or any other measures of financial performance reported in accordance with GAAP. Because this measure excludes these items, which are actual expenses incurred by the company, the adjusted EBITDA has material limitations. Management compensates for these limitations by using other GAAP measurements to assist in the evaluation of our profitability and operating results. The table below reconciles adjusted EBITDA less stock option expense to net income (loss).

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Less Stock Option Expense (thousand dollars)

	3 months ended		6 Months ended
	June 30,			June 30,
	2006	2005	2006	2005
Net (Loss) Income	$(4,562)	$(1,058)	$(5,069)	$(2,802)
Depreciation/Amortization	996	169	1,153	194
Taxes	—	(87)	2	(87)
Non-cash Employee /Director stock options	12	647	123	1,399
(Loss) Gain from Discontinued Operations	(2,413)	473	(2,682)	188
Adjusted EBITDA less
stock option expense	$(1,141)	$(802)	$(1,109)	$(1,484)

About Spectrum Sciences & Software Holdings Corp.

Spectrum Sciences & Software Holdings Corp. serves the government marketplace and is focused on safety, energy & environment, transportation, defense and homeland security. The company’s business offerings include: complex program integration; business management services; procurement and acquisition support; design, engineering, and construction; manufacturing technologies; border and transportation security; environmental management; information analysis; and infrastructure protection. Spectrum is headquartered in Falls Church, VA. The company’s subsidiaries include Horne Engineering Services, Spectrum Sciences & Software, Inc., and Coast Engine and Equipment Company. More information can be found at www.SpectrumHoldingsCorp.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Media & Investment Community Contact:
Gerry A. Simone
Spectrum Holdings Corp. Investor Relations
IR@SpectrumHoldingsCorp.com
703-564-2968

Source: Spectrum Sciences & Software Holdings Corp.